Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-269152 and 333-277702) and on Form S-8 (Nos. 333-261604 and 333-275472) of Crescent Energy Company, of our report dated February 29, 2024, relating to the consolidated financial statements of SilverBow Resources, Inc., which appears in this Current Report on Form 8-K/A.
/s/ BDO USA, P.C.
Houston, Texas
August 13, 2024